360 Funds 485BPOS

Exhibit 99.(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the 360 Funds Trust and to the use of our report dated December 28, 2018 on the financial statements and financial highlights of Powell Alternative Income Strategies Fund, a series of shares of beneficial interest in 360 Funds. Such financial statements and financial highlights appear in the October 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 27, 2019